EXHIBIT 5.2

May 16, 2016

ITT Inc.
1133 Westchester Avenue
White Plains, New York 10604

Ladies and Gentlemen:

RE: ITT Deferred Compensation Plan, as amended and restated as of May 16, 2016 – Registration Statement on Form S-8

We have acted as counsel to ITT Inc. (the “Company”) in connection with the filing of the above-referenced registration statement (the “Registration Statement”) and we have been asked to provide this opinion letter regarding the ITT Deferred Compensation Plan, as amended and restated as of May 16, 2016 (the “Plan”). The Registration Statement relates to the proposed offering of up to $30,000,000 of deferred compensation obligations pursuant to the Plan.
In connection with this opinion letter, we have reviewed: (i) the Plan document in its amended and restated form dated as of May 16, 2016, (ii) the record of action adopting the current restatement of the Plan, and (iii) such other corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.
Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:
1.    The Plan is designed to be a “top hat plan” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
2.    The provisions of the Plan comply with the requirements of ERISA applicable to top hat plans.
We are not providing an opinion as to whether (i) the Plan is being operated by the Company as a top hat plan in compliance ERISA, or (ii) the employees whom the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.

We are members of the bars of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the federal law of the United States of America.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Covington & Burling LLP